Exhibit 99.1

POWER SOLUTIONS INTERNATIONAL, INC. REPORTS FIRST QUARTER 2012 RESULTS

Net sales up 53% year over year, 6% sequentially

Net income of $1.1 million or $0.13 per diluted share

First quarter adjusted net income of $1.7 million or $0.19 per diluted share which excludes the Company’s warrant revaluation

Wood Dale, IL – May 14, 2012—Power Solutions International, Inc. (OTC-BB: PSIX.OB), a leader in the design, engineering and manufacture of emissions-certified alternative-fuel and conventional power systems, today announced its financial results for the quarter ended March 31, 2012.

First Quarter 2012 Financial Results

Net sales for the first quarter of 2012 were $48.1 million, an increase of $16.7 million, or 53%, from the first quarter of 2011. Net sales increased $2.6 million or 6%, from the fourth quarter of 2011. The Company saw substantial sales growth in all major product lines and industries served compared to the first quarter last year. The 6% sales growth compared to the fourth quarter of 2011 was the result of notable strength in large power systems, aftermarket products, and other traditional markets served.

Gross profit for the first quarter of 2012 was $8.2 million, resulting in a gross margin of 17.1%. Gross margin continued to improve sequentially as mix shifted to higher margin products.

Operating expenses declined to 10.8% of sales compared to 11.8% of sales in the first quarter of 2011. The Company maintained its commitment to research and development, however, by increasing R&D spending 74% to $1.7 million compared to the year-ago quarter.

Operating income of $3.0 million increased 32% from the first quarter of 2011 and rose 17% from the fourth quarter of 2011.

Other expense for the first quarter includes a non-cash charge of $0.6 million resulting from the increase in the estimated fair value of the liability associated with the warrants issued in the Company’s April 2011 private placement.

Net income for the first quarter of 2012, which includes the warrant valuation expense, was $1.1 million, or $0.13 per diluted share. Net income adjusted to remove the warrant valuation impact was $1.7 million, or $0.19 per diluted share. This compares to net income for the first quarter of 2011 of $1.1 million, or $0.13 per diluted share.

Summary of Diluted EPS Attributable to Common Stockholders

“Adjusted” removes all impact of warrant valuation changes

	Q1 2012	Q4 2011	Q1 2011	Seq Growth	Y/Y Growth
EPS	$0.13	$0.06	$0.13	117%	0%
Adjusted EPS	$0.19	$0.18	$0.13	6%	46%

Comparisons of per share results for the first quarter 2012 compared to first quarter 2011 are impacted by the simplified capital structure under which the Company is now operating. As previously reported, all of the Company’s outstanding shares of preferred stock were converted into common stock as of August 26, 2011.

“These solid results reflect both the hard work of our employees and the attractiveness of the market opportunities in front of us,” stated Gary Winemaster, Chief Executive Officer of Power Solutions. “We are off to a great start in 2012, and remain optimistic about our outlook. Low natural gas and other alternative fuel prices, along with increasing regulation are changing the dynamics in the choice of fuels being used to power industrial machinery. With our leadership position in industrial power systems, and the contribution from new products over time, we are confident we can sustain our high rate of growth in the quarters ahead.”

First Quarter Earnings Results Conference Call

The Company will discuss its financial results and future outlook in a conference call on May 14, 2012 at 3:30 PM CST. The call will be hosted by Gary Winemaster, Chief Executive Officer and Daniel Gorey, Chief Financial Officer. Investors in the U.S. interested in participating in the live call should dial +1 (888) 428-9496. Those calling from outside the U.S. should dial +1 (719) 325-2354. A telephone replay will be available approximately two hours after the call concludes through May 28, 2012 by dialing from the U.S. +1 (877) 870-5176, or from international locations +1 (858) 384-5517, and entering passcode: 9534931. A simultaneous live webcast will be available on the Investor Relations section of the Company’s website at http://www.powersint.com. The webcast will be archived on the website for one year.

About Power Solutions International, Inc.

Power Solutions International, Inc. is a leader in the design, engineering and manufacture of emissions-certified alternative-fuel and conventional power systems. PSI can provide integrated turnkey solutions to leading global original equipment manufacturers in the industrial, off-road and on-road markets. The Company’s unique in-house design, prototyping, engineering and testing capacities enable the customized production of clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, diesel, gasoline, and hybrid systems.

PSI develops and delivers complete .97 to 22 liter power systems, including a new 8.8 liter engine aimed at the industrial and on-highway markets. PSI power systems are used worldwide in power generators, forklifts, aerial lifts and industrial sweepers, as well as in equipment for oil and gas production, aircraft ground support, agriculture, and construction. The new 8.8 liter system will be marketed to medium duty fleets, delivery trucks, school buses, and the garbage and waste truck segments.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including the statement as to confidence in sustaining the high rate of growth and other statements regarding the current expectations of Power Solutions International, Inc. (the “Company”) about its prospects and opportunities. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, the development of the market for alternative fuel systems, technological and other risks relating to the Company’s development of its new 8.8 liter engine, introduction of other new products and entry into on-road markets (including the risk that these initiatives may not be successful) changes in environmental and regulatory policies, significant competition, general economic conditions and the Company’s dependence on key suppliers. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosures under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States. We use certain numerical measures in this press release which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measures and associated reconciliations.

Reconciliation of Net Income to Adjusted Net Income

(Dollar amounts in millions)

	Three months ended March 31, 2012	Three months ended March 31, 2011

Net Income	$1.1	$1.1

Non-cash expense from warrant revaluation	$0.6	—

Adjusted Net Income	$1.7	$1.1

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three months ended March 31, 2012	Three months ended March 31, 2011

Diluted earnings per share	$0.13	$0.13

Non-cash expense from warrant revaluation	$0.06	—2

Adjusted diluted earnings per share	$0.19	$0.13

Note: Adjusted net income and adjusted diluted earnings per share are derived from GAAP results by excluding the non-cash expense related to the increase in the estimated fair value of the liability associated with the warrants issued in the Company’s April 2011 private placement. The Company believes supplementing its consolidated financial statements presented in accordance with GAAP with non-GAAP measures will provide investors further understanding of the Company’s short-term and long-term trends. Investors may want to consider excluding the impact of this non-operating, non-cash expense, as the Company believes it is not indicative of its core operating results or future performance. The warrant revaluation results from facts and circumstances that fluctuate in impact and is excluded by management in its forecast and evaluation of the Company’s operational performance.

Adjusted net income, adjusted diluted earnings per share and other non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or as superior to, financial performance measures prepared in accordance with GAAP.

Contact:

Power Solutions International, Inc. Dan Gorey Chief Financial Officer +1 (630) 451-2290 dgorey@powergreatlakes.com	ICR, LLC Gary Dvorchak Senior Vice President +1 (310) 954-1123 gary.dvorchak@icrinc.com

Power Solutions International, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollar amounts in thousands, except per share amount)

	March 31, 2012	December 31, 2011
ASSETS
Current assets
Cash	$156	$—
Accounts receivable, net	27,585	29,523
Inventories, net	42,213	33,393
Prepaid expenses and other current assets	1,425	1,291
Deferred income taxes	2,122	1,814

Total current assets	73,501	66,021

Property, plant, & equipment, net	3,710	3,611
Other noncurrent assets	2,004	1,451

Total assets	$79,215	$71,083

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Income taxes payable	$1,748	$564
Current maturities of long-term debt	23	23
Line of credit	—	19,666
Accounts payable	31,972	27,574
Accrued liabilities	3,769	4,015

Total current liabilities	37,512	51,842

Line of credit	20,751	—
Deferred income taxes	490	490
Private placement warrants	3,863	3,270
Long-term debt, net of current maturities	35	41
Other noncurrent liabilities	90	116

Total liabilities	62,741	55,759

Commitments and contingencies	—	—
Stockholders’ equity
Series A convertible preferred stock—$0.001 par value. Authorized: 114,000 shares. Issued and outstanding: -0- shares at March 31, 2012 and December 31, 2011.	—	—
Common stock—$0.001 par value. Authorized: 50,000,000 shares. Issued and outstanding: 9,064,537 at March 31, 2012 and December 31, 2011.	10	10
Additional paid-in-capital	10,154	10,154
Retained earnings	10,560	9,410
Treasury stock, at cost, 830,925 shares at March 31, 2012 and December 31, 2011.	(4,250)	(4,250)

Total stockholders’ equity	16,474	15,324

Total liabilities and stockholders’ equity	$79,215	$71,083

Power Solutions International, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three months ended March 31, 2012	Three months ended March 31, 2011
Net sales	$48,072	$31,353
Cost of sales	39,843	25,374

Gross profit	8,229	5,979

Operating expenses
Research & development and engineering	1,727	992
Selling and service	1,702	1,392
General and administrative	1,764	1,302

Total operating expense	5,193	3,686

Operating income	3,036	2,293

Other expense
Interest expense	227	629
Other expense, net	628	—

Total other expense	855	629

Income before income taxes	2,181	1,664
Income tax provision	1,031	603

Net income	$1,150	$1,061

Undistributed earnings	$1,150	$1,061

Undistributed earnings allocable to Series A convertible preferred shares	$—	$1,021

Undistributed earnings allocable to common shares	$1,150	$40

Weighted-average common shares outstanding
Basic	9,064,537	312,500
Diluted	9,064,537	312,500
Undistributed earnings per common share
Basic	$0.13	$0.13
Diluted	$0.13	$0.13

Power Solutions International, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollar amounts in thousands)

	Three months ended March 31, 2012	Three months ended March 31, 2011
Cash flows from operating activities
Net income	$1,150	$1,061
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	232	181
Deferred income taxes	(308)	(79)
Increase in accounts receivable allowances	42	64
Increase in valuation of private placement warrants	593	—
Loss on disposal of assets	36	—
(Increase) decrease in operating assets
Accounts receivable	1,896	(2,288)
Inventories	(8,820)	1,480
Prepaid and other current assets	(134)	—
Other noncurrent assets	(388)	(154)
Increase (decrease) in operating liabilities
Accounts payable	8,089	1,364
Accrued liabilities	(246)	(108)
Deferred revenue	(26)	—
Income taxes payable	1,184	682

Net cash provided by operating activities	3,300	2,203

Cash flows from investing activities
Purchases of property, plant, equipment and other assets	(345)	(314)

Net cash used in investing activities	(345)	(314)

Cash flows from financing activities
Decrease in cash overdraft	(3,780)	(301)
Increase (decrease) in revolving line of credit	1,085	(669)
Proceeds from long-term debt	—	43
Payments on long-term debt and capital lease obligations	(6)	(609)
Cash paid for transaction and financing fees	(98)	(353)

Net cash used in financing activities	(2,799)	(1,889)

Net change in cash	156	—

Cash at beginning of the period	—	—

Cash at end of the period	$156	$—

Supplemental disclosures of cash flow information
Cash paid for interest	$189	$580
Cash paid for income taxes	155	—